Exhibit 10.18

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”), dated as of October 25, 2010, by and among Sterling Investment Partners Advisers, LLC, a Delaware limited liability company (“Sterling”), Fairway Group Holdings Corp., a Delaware corporation (“Parent”), and Fairway Group Acquisition Company, a Delaware corporation (“Sub”) and wholly-owned subsidiary of Parent (collectively with Parent, the “Company”).

BACKGROUND:

The Company is currently receiving financial and management consulting services from Sterling, and thereby obtaining the benefit of the experience of Sterling in business and financial management generally and its knowledge of the Company’s financial affairs in particular, pursuant to the terms of that certain Management Agreement, dated as of January 18, 2007, as amended as of March 26, 2009 and September 30, 2009 (the “Prior Management Agreement”).  The Company and Sterling desire to amend and restate the terms of the Prior Agreement to set forth the terms pursuant to which Sterling will continue to provide financial and management consulting services to the Company.  This Agreement shall supersede and completely replace the Prior Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, Sterling and the Company hereby agree as follows:

TERMS:

1.                                      Engagement.  The Company hereby engages Sterling as a financial and management consultant, and Sterling hereby agrees to provide financial and management consulting services to the Company, all on the terms and subject to the conditions set forth below.

2.                                      Services of Sterling.  Sterling hereby agrees during the term of this engagement to consult with the Parent’s Board of Directors (the “Board”) and management of the Company in such manner and on such business and financial matters as may be reasonably requested from time to time by the Board, including but not limited to:

(i)            developing and implementing corporate strategy;

(ii)           budgeting future corporate investments;

(iii)          developing acquisition and divestiture strategies; and

(iv)          subsequent debt and equity financings

In addition to the business and financial consulting services set forth above, officers and employees of Sterling will be available to serve on the Board, without additional compensation, and will devote such time and attention to the Company’s affairs as Sterling determines reasonably necessary to accomplish the purposes of this Agreement.

3.                                      Personnel.  Sterling shall provide and devote to the performance of this Agreement such members, partners, employees and agents of Sterling as Sterling shall deem appropriate in its reasonable discretion for the furnishing of the services required hereby.

4.                                      Compensation.

(a)                                 The Company agrees to pay to Sterling as compensation for services to be rendered by Sterling hereunder a fee equal to $1,258,584 per year (as adjusted from time to time the “Annual Fee”), payable semi-annually in advance, in two equal installments of $629,292 on the first day of January and July of each year.  In the event the Company’s trailing twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”) on a pro forma basis giving effect to any new store openings (commencing with the Stamford, CT store) and acquisitions consummated during the period exceeds $35 million, then the Annual Fee shall be increased by $250,000, and thereafter shall be increased by an additional $250,000 for each additional $5 million of trailing twelve months’ EBITDA.  For purposes of the preceding sentence, EBITDA shall be computed in accordance with the definition of EBITDA in the Company’s senior credit facility, except the computation (i) shall be on a pro forma basis giving effect to any acquisition consummated during the period being measured, (ii) with respect to new store openings shall be the greater of $[***] or actual EBITDA for such new store (excluding pre-opening and start-up costs), and for purposes of this Section 4(a) a new store opening shall be deemed to have occurred when meaningful construction on a new store has commenced, (iii) shall add back all unusual and non-recurring expenses, including any severance costs, consistent with management’s presentation of “Management EBITDA” in the monthly financial statements presented to the board of directors and (iv) shall be determined based on the audited financial statements of Parent.  Any increase in the Annual Fee pursuant to the second preceding sentence shall be retroactive to the beginning of the calendar year.  In the event any fund affiliated with Sterling Investment Partners purchases (by payment in immediately available funds) additional equity securities (including securities convertible into or exercisable or exchangeable for equity securities) of Parent after the date hereof, then in each case the Annual Fee payable by the Company to Sterling pursuant to this Section 4(a) shall be increased by a percentage equal to the percentage increase in the equity investment of the funds affiliated with Sterling Investment Partners (based on the actual purchase price for such equity).  Any increase in the Annual Fee pursuant to the preceding sentence shall be retroactive to the beginning of the calendar year.  For purposes hereof, a fund shall be “affiliated” with Sterling Investment Partners if one or more of Messrs. Macey, Newhouse, Santoro or Selden play an active role in managing such fund.  Notwithstanding the foregoing, in the event the Company is prohibited by its then existing senior credit agreement from paying all or any portion of the Annual Fee, such Annual Fee (or portion thereof which cannot be paid) shall be deemed fully earned and non-refundable on the date payment is due, but payment thereof shall be deferred until the Company is again permitted to pay such fee (or a portion thereof), at which time the accrued but unpaid Annual Fee shall be paid (with interest at the rate of 12% per annum from the due date to the payment date) to Sterling.

(b)                                 The Company shall reimburse Sterling for such reasonable travel expenses and other direct out-of-pocket expenses as may be incurred by Sterling and its employees in connection with the rendering of services hereunder.  The Company will, within 30 days after receipt of properly documented (i.e., third party receipts) expense reports, reimburse Sterling for such expenses.

(c)                                  In the event that Sterling assists the Company in any equity or debt financing for the Company (other than in a transaction that results in a Sale of the Company (as defined below)), whether public or private, the Company will pay Sterling a fee of (i) [***] percent ([***]%) of the gross proceeds received by the Company in any equity financing (the “Equity Financing Fee”) and (ii) [***] percent ([***]%) of the gross proceeds of any debt financing (the “Debt Financing Fee”).  For purposes hereof, (i) any offering of debt securities which is convertible into or exchangeable for equity securities shall be considered an equity financing and (ii) with respect to any offering consisting of a combination of debt and equity securities, the proceeds shall be allocated among the debt and equity securities sold based on the fair market value thereof, and the Company shall pay to Sterling the Equity Financing Fee with

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respect to the gross proceeds allocated to the equity securities sold and the Debt Financing Fee with respect to the gross proceeds allocated to the debt securities sold.

For purposes of this Section 4(c), any amendment to any credit agreement to which the Company or any of its subsidiaries is a party that constitutes a major revision or major restructuring of such credit agreement shall be deemed a debt financing and Sterling shall be entitled to a Debt Financing Fee in connection with any such amendment (such fee being referred to as an “Amendment Debt Financing Fee”), and for purposes of computing the amount of the Amendment Debt Financing Fee, the gross proceeds shall be equal to the amount of debt then outstanding under such credit agreement plus the amount of any undrawn commitments thereunder (ignoring for this purpose any borrowing base, availability or other similar limitations on borrowing under such commitments).  Notwithstanding anything to the contrary in this Agreement, any Amendment Debt Financing Fee earned pursuant to this Section 4(c) in connection with any amendment to any credit agreement to which the Company or any of its subsidiaries is a party shall be earned upon the effectiveness of such amendment but, unless such Amendment Debt Financing Fee is paid on such effective date from the proceeds of the concurrent issuance and sale of Equity Interests (as such term is defined in that certain Credit Agreement, dated as of December 11, 2009, among Sub, as Borrower, Parent, the Lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent (the “Existing Credit Agreement”)), other than Disqualified Stock (as such term is defined in the Existing Credit Agreement), that are in excess of the amount of Equity Interests required to be sold in order to meet Borrower’s obligations under any such amendment to the credit agreement(s) then in effect, such Amendment Debt Financing Fee shall not be paid until the earliest to occur of (i) the consent of the requisite lenders under any credit agreement(s) then in effect to such payment, (ii) the payment in full in cash of all outstanding obligations under such credit agreement(s) and the termination of all commitments to lend thereunder and (iii) the occurrence of a Liquidation Event (as such term is defined in the certificate of incorporation of Parent as then in effect) as long as all outstanding obligations under such credit agreement(s) are paid in full in cash and all commitments to lend thereunder are terminated in connection with such Liquidation Event.

(d)                                 In the event that Sterling assists the Company in any acquisition, the Company will pay Sterling a fee of [***] percent ([***]%) of the transaction value (“Transaction Value”) of the acquisition.

(e)                                  In the event that Sterling assists the Company in any Sale of the Company, Sterling shall be entitled to a fee equal to not less than [***] percent ([***]%) of the Transaction Value of the sale.  For purposes hereof, “Sale of the Company” means one or more of the following effected in a single transaction or series of transactions, whether or not related, with one or more Independent Third Parties:  (i) the sale of all or substantially all of the Parent’s assets (including the shares of the Parent’s subsidiaries) or the assets of the Parent’s subsidiaries, on a consolidated basis; (ii) the sale of all of the issued and outstanding securities of the Parent; or (iii) the merger or consolidation of the Parent or substantially all of its subsidiaries with one or more of Independent Third Parties (as defined below) in a transaction in which such Independent Third Party(ies) thereafter control, directly or indirectly, the business and affairs of the Parent or the subsidiaries party to such transaction, and “Independent Third Party” means any person (including any affiliated group of persons) that, immediately prior to the contemplated transaction, owns less than 5% of the Parent’s equity securities on a fully-diluted basis (a “5% Owner”), that is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse of or of common ancestry (by birth or adoption) with any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other persons.

(f)                                   In the event that Sterling assists the Company in its initial public offering of securities to the public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, Sterling shall be entitled to a fee equal to not less than [***]

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percent ([***]%) of the Enterprise Value of the Company on the closing date of the offering.  For the purposes hereof, the term “Enterprise Value” shall mean the sum of (i) the value of the Company’s common stock on a fully-diluted basis, with the common stock of the Company being valued at the initial price to the public in the offering, (ii) the liquidation value of any preferred stock of the Company that remains outstanding immediately following the closing of the offering and (iii) all indebtedness of the Company that remains outstanding immediately following the closing of the offering, net of the Company’s cash on hand immediately following the closing of the offering after giving effect to the use of proceeds of the offering to redeem preferred stock and repay indebtedness.  The fee due Sterling pursuant to this Section 4(f) shall be paid on the closing date of the initial public offering.

(g)                                  All fees payable hereunder shall be deemed fully earned and non-refundable in whole or in part on the date when payment is due.

(h)                                 Sterling acknowledges that payments to it by the Company pursuant to this Agreement may be subject to the provisions of any credit agreement to which the Company is a party from time to time.

5.                                      Term.  This Agreement shall commence on the date hereof and shall continue in effect for an initial term of five years and thereafter shall be automatically renewed for successive one-year terms as long as the stockholders of Parent on the date hereof (other than stockholders who are employees of the Company or one of its affiliates) own at least 20% of the outstanding Common Stock of Parent (excluding Common Stock owned by stockholders who are employees of the Company or one of its affiliates); provided, however, that this Agreement (other than as provided in the last sentence of this Section 5) shall automatically be terminated prior to the initial term hereof in connection with a Sale of the Company upon payment in full of all amounts (the “Remaining Term Amount”) that would have been paid to Sterling during the remaining term of the Agreement.  No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations with respect to the fees, costs and expenses incurred by Sterling in rendering services hereunder and not reimbursed by the Company as of the effective date of such termination or the Company’s obligations under Section 6.

6.                                      Indemnification.  Parent and Sub, jointly and severally, agree to indemnify and hold harmless Sterling, its members, affiliates, employees and agents against and from any and all loss, liability, suits, claims, costs, damages and expenses (including attorneys’ fees) arising from their performance hereunder, except as a result of their gross negligence or intentional wrongdoing.

7.                                      Sterling an Independent Contractor.  Sterling and the Company agree that Sterling shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel.  Neither Sterling nor its members, affiliates, employees and agents shall be considered employees or agents of the Company nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.  This Agreement in no way limits the ability of Sterling to engage in any other activities.

8.                                      Confidential Information.  Sterling acknowledges that the information, observations and data obtained by it and its agents and employees during the course of its performance under this Agreement concerning the business plans and financial data of the Company (the “Confidential Data”) are the Company’s valuable, special and unique assets.  Therefore, it agrees that it will not, nor will it permit any of its agents or employees to, disclose to any unauthorized person any of the Confidential Data obtained by it during the course of Sterling’s performance under this Agreement without the Company’s prior written consent, unless and to the extent that (i) the Confidential Data becomes generally known to and available for use by the public otherwise than as a result of its acts or omissions to act or (ii) such disclosure is required by any statute, rule, regulation or law or any judicial or administrative body having

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jurisdiction.  Nothing in this section shall preclude the Sterling funds from disclosing Confidential Data to its limited partners pursuant to its standard procedures for disclosure of confidential information to its limited partners.

9.                                      Notice.  Any notice, report or payment required or permitted to be given or made under this Agreement by one party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or, if mailed, when mailed by registered or certified mail, return receipt requested, postage prepaid, to the party at the following addresses (or at such other address as shall be given in writing by one party to the other):

If to Sterling:	Sterling Investment Partners Advisers LLC
285 Riverside Avenue
Westport, Connecticut 06880
Attention: Charles Santoro

If to the Company:	Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027
Attention: Chairman of the Board

10.                               Entire Agreement; Modification.  This Agreement (a) contains the complete and entire understanding and agreement of the Company and Sterling with respect to the subject matter hereof; (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Sterling in connection with the subject matter hereof, including without limitation the Prior Management Agreement; and (c) may not be modified except by an instrument in writing executed by the Company and Sterling.

11.                               Waiver and Breach.  The waiver by either party of a breach of any provision of this Agreement by the other party shall be effective only if made in writing and shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

12.                               Assignment.  Neither the Company nor Sterling may assign its rights or obligations under this Agreement without the express written consent of the other.

13.                               Successors.  This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the parties.

14.                               Governing Law.  This Agreement shall be deemed to be a contract made under, and is to be governed and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

15.                               Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

16.                               No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, Parent, Sub and Sterling have caused this Agreement to be duly executed and delivered on the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Howard Glickberg
Its:	Chief Executive Officer

FAIRWAY GROUP ACQUISITION COMPANY

By:	/s/ Howard Glickberg
Its:	Chief Executive Officer

STERLING INVESTMENT PARTNERS ADVISERS LLC

By:	/s/ Charles Santoro
Its:	Managing Member